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As filed with the Securities and Exchange Commission on May 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEORX CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State of other jurisdiction of incorporation or organization)	91-1261311 (I.R.S. Employer Identification No.)

410 West Harrison Street
Seattle, Washington 98119-4007
(Address of principal executive offices, including zip code)

NEORX CORPORATION RESTATED 1994 STOCK OPTION PLAN
NEORX CORPORATION 1991 RESTRICTED STOCK PLAN
(Full title of the plans)

RICHARD L. ANDERSON
Chief Financial Officer and Senior Vice President
NeoRx Corporation
410 West Harrison Street
Seattle, Washington 98119-4007
(206) 281-7001
(Name, address and telephone number, including area code, of agent for service)

Copy to:
JAMES R. LISBAKKEN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, par value $0.02 per share, under the:

Restated 1994 Stock Option Plan	3,000,000	$2.51	$7,530,000	$692.76

1991 Restricted Stock Plan	150,000	$2.51	$376,500	$34.64

TOTAL	3,150,000		$7,906,500	$727.40

(1)
Includes associated rights to purchase shares of Series A Preferred Stock of the Registrant, which rights are neither currently separable from the shares of common stock nor currently exercisable.

(2)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $2.51, which was the average of the high ($2.55) and low ($2.46) sales prices of the Registrant's common stock on May 23, 2002, as reported by the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

        (a)  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

        (b)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 filed on May 15, 2002;

        (c)  The Registrant's Current Reports on Form 8-K filed on January 3, 2002, February 28, 2002 and May 21, 2002;

        (d)  The description of the Registrant's common stock contained in the Registration Statement on Form 8-A, filed on March 21, 1988, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description; and

        (e)  The description of the Registrant's Shareholder Rights Plan contained in the Registration Statement on Form 8-A filed on April 16, 1996 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.    DESCRIPTION OF SECURITIES

        Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the Registrant's Restated Articles of Incorporation and Section 12 of the Registrant's Restated Bylaws provide, respectively, for indemnification of the Registrant's directors and for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. Section 12 of the Registrant's Restated Bylaws also provides that the Registrant may maintain a liability insurance policy to indemnify its officers and directors against liability they may incur for serving in those capacities. The Registrant currently maintains such a policy.

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XII of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8.    EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of Independent Certified Public Accountants
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	NeoRx Corporation Restated 1994 Stock Option Plan
99.2	NeoRx Corporation 1991 Restricted Stock Plan

Item 9.    UNDERTAKINGS

A.
The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 31st day of May, 2002.

NEORX CORPORATION

By:	/s/ DOUGLASS B. GIVEN, M.D., PH.D. Douglass B. Given, M.D., Ph.D. Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes Douglass B. Given, M.D., Ph.D., and Richard L. Anderson, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 31st day of May 2002.

Signature	Title
/s/ DOUGLASS B. GIVEN Douglass B. Given, M.D., Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ RICHARD L. ANDERSON Richard L. Anderson	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK B. CRAVES Frederick B. Craves, Ph.D.	Chairman of the Board of Directors
/s/ JACK L. BOWMAN Jack L. Bowman	Director
/s/ E. ROLLAND DICKSON E. Rolland Dickson, M.D.	Director
/s/ CARL S. GOLDFISCHER Carl S. Goldfischer, M.D.	Director

/s/ ALAN A. STEIGROD Alan A. Steigrod	Director

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of Independent Certified Public Accountants
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	NeoRx Corporation Restated 1994 Stock Option Plan
99.2	NeoRx Corporation 1991 Restricted Stock Plan

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTION OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS